UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 26, 2016

Commission File Number	Exact name of registrant as specified in its charter and principal office address and telephone number	State of Incorporation	I.R.S. Employer Identification No.
0-49807	Washington Gas Light Company 101 Constitution Ave., N.W. Washington, D.C. 20080 (703) 750-4440	District of Columbia and Virginia	53-0162882
Former name or former address, if changed since last report: None
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[   ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[   ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[   ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS

On February 26, 2016, Washington Gas Light Company (Washington Gas), a wholly owned subsidiary of WGL Holdings, Inc. (WGL) filed an application with the Public Service Commission of the District of Columbia (PSC of DC) to increase its base rates for natural gas service, by an additional $17.4 million in annual revenue. The proposed revenue increase includes $4.5 million associated with natural gas system upgrades previously approved by the PSC of DC and currently paid by customers through monthly surcharges.

The filing addresses rate relief necessary for Washington Gas to recover its costs and earn its allowed rate of return. In addition, the filing satisfies a settlement agreement approved by the PSC of DC in 2015, which provides for the recovery through a surcharge mechanism of costs related to an accelerated pipe replacement program to upgrade the Washington Gas distribution system and enhance safety. This settlement required the company to file a new rate proposal by August 1, 2016.

The application for a rate increase also: (i) provides for a revenue normalization adjustment (RNA) in the proposed rate structure to reduce fluctuations in customers’ bills resulting from extreme weather patterns; (ii) proposes a commercial framework for the delivery of natural gas for Combined Heat and Power (CHP) systems, which efficiently capture vented heat during the power generation process and use this heat for space heating and cooling ; and (iii) proposes an incentive program for developers of multi-family housing projects to bring the benefits of natural gas, including lower energy bills and reduced carbon emissions, to more residents in the District of Columbia.

Washington Gas anticipates that the new rates will become effective in February 2017.

A copy of the news release announcing the filing is attached as Exhibit 99.1.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS
(d)   Exhibits
The following exhibit is furnished herewith:
99.1 News Release issued February 29, 2016
SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Washington Gas Light Company
(Registrant)
Date: March 1, 2016	/s/ William R. Ford
William R. Ford
Vice President & Chief Accounting Officer
(Principal Accounting Officer)